UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2006

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

225 West Wacker Drive
	Chicago, Illinois	60606
	(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.       Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on October 6, 2006.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This current report on Form 8-K contains forward-looking statements.  These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s other filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2005.  If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this current report on Form 8-K reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Investor Questions and Answers: September 2006

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to questions received through August 28, 2006. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Operating Margin

1.              Where are the opportunities for further margin increases?

We believe our business model gives Morningstar some inherent operating leverage, which we expect to realize over longer periods and in each of our three business segments.  To the extent that we’re successful in increasing revenue from our existing business, we believe our costs should grow at a slower pace and thereby increase our operating margins. We believe we have opportunities to grow in all three of our business segments.

2.              Does the Ibbotson acquisition change Morningstar’s overall margin profile?  Or can operating margins for the company return to the level seen in the first quarter of 2006?

It’s true that Ibbotson has historically had lower operating margins, but over time, we’d expect to see Ibbotson’s margins move closer in line with Morningstar’s. We plan to realize operating efficiencies in a variety of expense categories, and we believe we can realize some additional cost savings as we combine our general and administrative functions.

There are some items related to the Ibbotson acquisition that could have a longer-term impact on our financials. As we mentioned in our second-quarter earnings release, we recognize outsourced product implementation expenses for the advice by Ibbotson service as they are incurred; however, recognition of the associated revenue does not begin until client testing is complete. We incurred $1.1 million of this product implementation expense in the second quarter of 2006. In addition, amortization of the intangible assets acquired with Ibbotson will be an ongoing expense.

For more detail on Ibbotson’s financial results, you can refer to the 8-K report we filed on May 12, 2006, which contains pro forma financials as if Morningstar and Ibbotson had been combined at the beginning of 2005.

Incentive Compensation

3.              What exactly is Morningstar’s incentive compensation policy?  How exactly is it calculated?  What metrics are used to calculate incentive compensation?  Have the incentive comp policy or metrics changed over the past year?

We’ve had an incentive compensation program based on individual team and overall company performance for many years. In 2005 we began implementing our current incentive plan, which bases the current year’s bonus on performance relative to the previous year. We typically make refinements to the bonus plan each year, but they tend to be minor changes rather than full-scale overhauls.

Our proxy statement describes our overall compensation philosophy and, in particular, our approach to incentive compensation for executives. Bonuses are determined based on both Morningstar’s overall results and the results of individual areas. Each team has its own bonus pool that business heads distribute to individual employees at their discretion, subject to the approval of our CEO, COO, and CFO. The majority of each bonus pool is determined by the results of the specific area, and the remaining portion is based on company-wide performance.

The bonus calculations are generally based on earnings before interest and taxes (EBIT), with some minor adjustments. For most of our operations, we adjust the current year’s bonus pool from the prior year’s level based on the change in adjusted EBIT. For example, if an area increases its adjusted EBIT by 10%, then the area’s bonus pool will also increase by 10%. If an area’s adjusted EBIT declines from one year to the next, its bonus pool is reduced by the same percentage. If an area’s adjusted EBIT is less than 80% of the previous year’s adjusted EBIT, it doesn’t receive the portion of the bonus pool that is a function of its results, but it may still receive the company-wide portion.

To calculate the portion of the bonus that is a function of company-wide performance, we take 3.5% of total company adjusted EBIT. We then allocate this pool back to each area. If the company-wide adjusted EBIT amount is less than 85% of the previous year’s adjusted EBIT, then we don’t pay out the company-wide portion of the bonus.

Acquisition Strategy

4.              What is the likelihood of a continued acquisition spree, and will they largely focus on emerging growth areas like hedge funds and ETFs?

We are opportunistic about acquisitions. We don’t have to do any. With any acquisition, we look for a good cultural fit, strong products, and a fair price. If we can find candidates that are a good fit, it can be a sensible way to expand our business. Because our business generates significant cash flow, a key factor in our future returns will be how well we deploy this capital. Adding acquisition opportunities to internal expansion opportunities increases the number of investment possibilities for this cash flow. Some areas that we’re interested in for possible acquisitions include international equity data, fixed-income data, and risk analytics.

Effective Tax Rate

5.              Tax rate going forward?

It would be risky to hazard a guess on this, and because we don’t give financial projections, we can’t give you a very specific answer. However, it would be reasonable to expect continued variation in our tax rate because it’s impacted by a number of different factors. Chief among them are disqualifying dispositions related to previously granted incentive stock options; the reported income or loss of our non-U.S. subsidiaries and the extent to which we can realize net operating losses from their operations; and the impact of changes in tax laws and specific tax planning strategies. Our effective tax rate for each year-to-date period incorporates our best estimate as of the report date of the factors influencing our effective tax rate for the year and the impact of any one-time tax benefits or charges.

Product Pricing

6.              What has pricing been like for products over time?

In general, we’ve tried to price our products at a level that allows us to maximize our reach and profitability within our three market segments. We’ve implemented gradual price increases over time for most of our products.

Seasonality and Ibbotson Associates

7.              Is there seasonality in the Ibbotson revenues?  If so, can you break it out for each of their businesses?

Some areas of Ibbotson’s business tend to show more seasonality than others. In particular, the annual yearbooks, such as Stocks, Bonds, Bills, and Inflation, are published each year in March. As a result, most of the revenue for this business is recognized in the first quarter. The financial communications business has also historically been somewhat seasonal, with higher sales in the first quarter than in other parts of the year. Other parts of Ibbotson’s business haven’t shown pronounced seasonality. Many of Ibbotson’s services are sold based on one- to three-year contracts, and recognizing revenue ratably over the life of the contract term tends to moderate any seasonality that does exist in signing new business.

Individual Segment

8.              How much independent research revenue did you recognize as a result of the Wall Street research settlement in the [second] quarter?

We haven’t disclosed a specific revenue amount related to the Global Analyst Research Settlement. However, we stated in our 10-Q report that an increase in revenue related to the Global Analyst Research Settlement contributed a meaningful portion of the revenue growth for the Individual segment in the second quarter, following growth in Morningstar.com (including Premium Membership and Internet advertising sales).

9.              Are the Wall Street research settlement contracts renewable past the initial five-year period?  Do you have confidence that you will be able to retain this business past the initial five-year period?

After the settlement period ends, it will be up to each firm to decide if they’d like to continue to receive our equity research. We hope to retain a portion of this business but we can’t predict at this point how much that will be.

10.       What is the impact of the Global Analyst Research Settlement on 05 and 06 results, when does that revenue source run out, and how many more banks can be signed up?

As mentioned in the response to question #8, we haven’t disclosed specific revenue amounts related to the Global Analyst Research Settlement. However, our equity research related to the settlement was a significant contributor to revenue growth in both 2005 and 2006. In 2005, Morningstar Equity Research was the second largest contributor to company-wide revenue growth for the year, partly because 2005 was the first full year we had revenue related to the settlement.  For the first half of 2006, Equity Research was also a meaningful contributor to company-wide revenue growth, although to a lesser extent than in 2005.

The period during which investment banks are required to provide independent equity research to their clients under the terms of the Global Analyst Research Settlement will expire in July 2009. Because these contracts include both renewal and cancellation options and the firms named in the settlement are free to choose from a variety of research providers, we can’t guarantee that we’ll retain this business for any period either prior to or following July 2009.

We’re currently providing independent equity research to six of the 12 investment banks named in the settlement. Our focus is on continuing to provide great service and ongoing training to these existing clients, and we’re actively pursuing opportunities to expand our equity research in a variety of other areas.

11.       How many stock analysts do you plan to hire in 2006?

We currently have 95 stock analysts on staff, and we plan to increase the total to as many as 100 in 2006, depending on coverage needs and business demand.

12.       What else is in the individual segment revenues?

In addition to Morningstar.com and Morningstar Equity Research, we offer a variety of print publications on stocks and mutual funds, including our monthly newsletters, Morningstar FundInvestor and Morningstar StockInvestor, and our twice-monthly publication, Morningstar Mutual Funds. We sell several annual reference guides, including the Morningstar Funds 500, the Morningstar Stocks 500, the Morningstar ETFs 100 , and the newly acquired Ibbotson Stocks, Bonds, Bills, and Inflation Yearbook, as well as a series of books and workbooks about investing.

13.       How much of [your] revenue comes from online advertising?

The majority of our online advertising revenue is from Morningstar.com. In 2005, online advertising made up about 30% of Morningstar.com’s revenue base, with the balance from Premium Membership revenue.  Overall, online advertising made up about 4% of our consolidated revenue in 2005, and that percentage has been rising so far in 2006.

14.       At one point you had reported the number of registered users on Morningstar.com (not just the paid subscribers). You have since stopped reporting that result. Can you update us on the number of registered users, as well as any demographic information that you have on the user base. Please include this valuable data point in future releases.

As of June 30, 2006, we had a total of about 4.7 million registered users on Morningstar.com in the United States. We agree that this data point is useful, so we’re planning to add it to the supplemental data that we provide on a regular basis beginning with our third-quarter earnings release.

Based on information provided by our users, the average registered user on our site is 46 years old, has a household income of $106,000, and a portfolio size of $470,000. Among paid Premium members, the average age is 53, household income is $144,000, and portfolio size is $850,000. (You can find more details on our site demographics at the following url: http://www.morningstar.com/AboutUs/aud_registered_members.html. )

15.       What are the gross and/or operating margins on the $0.4 million in Ibbotson/individual revenues in the second quarter of 2006?

We’ve chosen not to disclose this level of detail, and we’re not planning to break out Ibbotson margins within each segment going forward.

Advisor Segment

16.       What is the average selling price for Advisor Workstation and what was the average selling price last quarter and last year?  How much of the Advisor Workstation revenues are from the Enterprise versus Office edition?

For Morningstar Advisor Workstation, we offer two editions: the Office Edition for independent financial advisors and the Enterprise Edition for financial advisors affiliated with a larger firm. About 90% of Advisor Workstation revenue was from the Enterprise Edition in 2005.

For Enterprise Edition, pricing varies based on several different factors and generally ranges between $80 and $2,500 per licensed user in the United States. By nature, Enterprise sales tend to be negotiated, and because our license agreements often cover a large number of users, we give volume discounts to firms that sign large contracts. We also adjust the price based on the level of functionality offered. Many companies license only a small subset of the complete functionality available in Advisor Workstation, such as our hypothetical illustrator or our portfolio analysis tools. On a per-user basis, the price therefore reflects the reduced functionality. Overall, the average price per user for Enterprise Edition in the United States was about $230 in the second quarter, compared with $220 for full-year 2005. (We don’t have data available for the first quarter of 2006.)

For Office Edition, we charge $5,000 per year. We offer some discounts on Office Edition for bulk purchases, which rarely exceed 10%.

17.       What is the average selling price for Principia licenses?

For Principia, prices generally range from approximately $515 per year for a subscription to one investment database with quarterly updates to $2,725 for a subscription package that includes access to the full suite with monthly updates. We offer some discounts for bulk purchases, which rarely exceed 15%. Our annualized revenue per subscription for Principia is about $570.

18.       How many sales people are dedicated to the advisor segment?

As of July 31, we had 74 sales and marketing people globally in our Advisor segment.

19.       What is [the] difference between Advisor Workstation and Principia?

Morningstar Advisor Workstation is a Web-based platform that contains a comprehensive set of tools for financial advisors. Principia is our CD-ROM-based investment research and planning software for financial planners. While some of the capabilities are similar, Morningstar Advisor Workstation is marketed to a broader audience of financial professionals and provides them with a comprehensive set of tools for conducting their core business—including investment research, planning, and presentation tools. It also allows advisors to build and maintain a client portfolio database that can be fully integrated with the firm’s back-office technology and resources. Principia is tailored specifically for financial planners and has more of a research focus.

20.       What are the gross and/or operating margins on the $1.5 million in Ibbotson/advisor revenues in the second quarter of 2006?

As explained in the response to question #14, we’re not disclosing a separate figure for Ibbotson’s margins.

Institutional Segment

21.       How much of the $4.9 million in Ibbotson revenue in the second quarter’s institutional segment came from retirement advice/investment consulting vs. software?  And what are the gross and/or operating margins on each?

Within the institutional segment, Ibbotson software generated about $1.8 million in second quarter revenue. Ibbotson retirement advice and investment consulting generated a combined $3.1 million in the quarter. We don’t report gross or operating margins by product, so we can’t answer that part of your question.

22.       How do the margins on Ibbotson’s retirement advice/investment consulting segment compare to Morningstar’s retirement advice/investment consulting segment?  Are the Ibbotson retirement advice/investment consulting margins structurally lower than that of Morningstar’s RA/IC margins?

Historically, Ibbotson’s retirement advice/investment consulting business has had lower margins than Morningstar’s. Part of this relates to pricing strategy: Ibbotson has generally been positioned as a lower-priced provider for managed retirement accounts and consulting work. Moreover, many of Ibbotson’s retirement advice relationships are just now coming online and gaining scale. Over time, we’d expect Ibbotson’s margins to move closer in line with Morningstar’s.

23.       What drove the $4 billion sequential jump [in the second quarter] in assets under advisement for investment consulting?

This increase was mainly driven by asset growth in several of the funds of funds that we advise on as part of our existing client relationships.

24.       How many sales people are dedicated to the institutional segment?

As of July 31, we had about 72 sales and marketing people globally in our Institutional segment.

Morningstar Direct

25.       What was the average selling price on Morningstar Direct licenses in the [second] quarter?  What was it last quarter and last year?

Pricing for Morningstar Direct is based on the number of licenses purchased: $15,000 for the first user, $10,000 for the second user, and $7,500 for each additional user, with comparable amounts overseas in local currencies. The average selling price for Morningstar Direct in the United States was about $8,500 in the second quarter of 2006, compared with $9,100 in the first quarter of 2006 and $9,900 in full-year 2005. The average price has gone down slightly because of an increase in additional users from existing clients.

Licensed Data

26.       How big are the licensed data revenues as a percent of the institutional segment?  Is there a usage-based component of this revenue stream?  Or is this business driven by new customer growth?

Licensed Data is our largest product within the institutional segment and accounted for close to 35% of segment revenue in 2005. Our pricing is mainly based on the number of data points licensed, the number of funds or databases covered, and the level of distribution. Our Licensed Data contracts typically don’t include usage-based fees.

Hedge Fund Database

27.       Can you provide us with an update on the analysis component of hedge funds? What will this analysis look like, will it be similar to the work you do on the mutual fund analysis side? How has access been to management teams in the hedge fund community? What do you expect the audience for this product to be?

We recently began adding hedge fund research reports to Morningstar Direct and currently have in-depth analyst reports available on several hedge funds.

The analyst research reports draw on the same analytical framework we use in our mutual fund analysis. Our hedge fund research reports contain detailed commentary on each fund’s management team, investment strategy, a detailed risk assessment, and Morningstar’s overall opinion about the fund’s strategy and suitability for investors. In addition to these long-form reports, we’re planning to add some shorter strategy reports that include less commentary and more description of each fund’s style and investment focus.

So far, our analysts have had relatively easy access to management teams of funds in our database and have visited some larger firms as well as small one-or-two-person shops. Almost every fund that we’ve called so far has agreed to meet with us for an interview. We haven’t attempted to contact any management teams for funds outside of our database. There are also some well-known hedge fund managers who don’t give interviews to anyone.

The audience for this research would be anyone who is looking for Morningstar’s independent assessment on a hedge fund, including institutional investors, registered investment advisors, or advisors who have clients that invest in hedge funds.

28.       Can you provide an update on your hedge fund business? Have you started providing written reports on funds yet?  How many funds do you expect to rate, and what will the ratings look like (star system)? Also how do you collect data if hedge funds are not required to report holdings information in a quarterly filing?

We currently track 3,500 funds and will have a total of 6,000 funds in our database when we finish fully integrating the Altvest database. As mentioned in the response to question #27, we recently started publishing written analyst reports in Morningstar Direct. We haven’t announced details about our plans for rating hedge funds at this point.

Regarding the last part of your question, we collect 13-F information on portfolio holdings for about 600 hedge fund firms that file this data with the SEC. However, we also collect a comprehensive set of additional performance and operational data directly from individual hedge funds. We’re able to do this by contacting hedge fund firms directly and sharing information with them about our efforts to make the hedge fund industry more transparent.

Legal Issues

29.       Any update to the New York Attorney General/SEC/Department of Justice subpoenas and investigation?

It’s our policy not to comment on ongoing litigation or regulatory matters in this forum. We have adopted this policy to avoid any appearance that we are attempting to promote or defend our position in any context other than the appropriate legal forum. If we believe a development has occurred that warrants disclosure, we will issue a press release at an appropriate time and/or provide disclosure in our periodic filings with the SEC, such as our quarterly reports on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 1, 2006	By:	/s/ Martha Dustin Boudos
	Name:	Martha Dustin Boudos
	Title:	Chief Financial Officer